Exhibit 15.01

April 18, 2006

Albertson’s, Inc.

Boise, Idaho

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Albertson’s, Inc. and subsidiaries for the thirteen and thirty-nine week periods ended November 3, 2005 and October 28, 2004, and have issued our report dated December 2, 2005. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Reports on Form 10-Q for the quarter ended November 3, 2005, is incorporated by reference in this Amendment No. 1 to Registration Statement No. 333-132397.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Boise, Idaho